Exhibit (a)(1)(BB)

AMENDED ELECTION FORM
TO PARTICIPANTS
IN THE HOME DEPOT EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

Your election must be received no later than 5:00 P.M., New York City time, on August 28, 2007, to be included in the tabulation, unless the tender offer is extended. In accordance with The Home Depot, Inc. Offer to Purchase, dated July 10, 2007, as supplemented and amended by the Supplement to the Offer to Purchase, dated August 10, 2007 (collectively, the “Offer to Purchase”), a copy of which I have received, I hereby instruct Computershare Trust Co., N.A., Agent of the Employee Stock Purchase Plan, to tender shares of The Home Depot, Inc. common stock in my ESPP account prior to the expiration of such Offer to Purchase, as follows:

1. ☐ I WANT TO MAXIMIZE the chance of having The Home Depot, Inc. (the “Company”) purchase all of the shares I tender. Accordingly, by checking this BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, I am willing to accept the purchase price determined by the Company pursuant to the Offer (as defined in the Offer to Purchase). This action could result in receiving a price per share as low as $37.00.

2. ☐ By checking this box and writing a percentage of shares allocated to my ESPP account in one of the spaces below INSTEAD OF CHECKING THE BOX ABOVE, I elect to tender shares at the price indicated. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price selected. If the purchase price for the shares is equal to or greater than the price selected, then the shares purchased by the Company will be purchased at the purchase price indicated pursuant to the offer, subject to the terms of the Offer to Purchase.

PRICE (IN U.S. DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

% at $37.00	% at $38.00	% at $39.00	% at $40.00	% at $41.00
% at $37.25	% at $38.25	% at $39.25	% at $40.25	% at $41.25
% at $37.50	% at $38.50	% at $39.50	% at $40.50	% at $41.50
% at $37.75	% at $38.75	% at $39.75	% at $40.75	% at $41.75
% at $42.00

Note: The percentage you write in must not exceed 100%. If the percentage exceeds 100%, none of the shares allocated to your account will be tendered. A PARTICIPANT WHO DESIRES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE ELECTION FORM FOR EACH PRICE SELECTED.

ODD LOTS

To be completed only if shares are being tendered by a Participant owning an aggregate of fewer than 100 shares. The undersigned:

☐	is the beneficial owner of an aggregate of fewer than 100 shares, all of which are being tendered

In addition, the undersigned is tendering either (check one box):

☐	at the purchase price, as shall be determined by the Company in accordance with the terms of the Offer (participants checking this box need not indicate the price per share above); or

☐	at the price per share indicated above in the section captioned “Price (In U.S. Dollars) per Share at Which Shares Are Being Tendered.”

The Depositary for the Offer is: Computershare, Inc.

By First Class Mail:	By Registered, Certified, Express or Overnight Delivery:
Computershare, Inc.	Computershare, Inc.
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184
Attn: Voluntary Dept	Attn: Voluntary Dept.

SIGNATURE	DATE

Incorrectly completed or unsigned forms will be discarded in the Tender Offer.